EXHIBIT15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation in this shell company report on Form 20-F of our report dated March 9, 2011, with respect to the audited financial statements of E.E.R. Environmental Energy Resources (Israel) Ltd. included in the shell company report on Form 20-F of R.V.B Holdings Ltd.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

 March 8, 2012